Exhibit 99

           Astea Reports Fourth Quarter and Year-End 2003 Results;
                Company on Track for Profitability in Q1 2004

    HORSHAM, Pa., March 30 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service management solutions, today released its fourth quarter and year-end financial results for fiscal 2003.
    For the quarter ended December 31, 2003, Astea reported revenues of $2.9 million compared to revenues of $2.8 million in the previous quarter.
Net loss for the fourth quarter was $2.1 million or $0.73 per share compared to the net loss of $1.6 million or $0.54 per share for the previous quarter. Fourth quarter service and maintenance revenues increased 5% from the previous quarter.
    For the 2003 fiscal year, the Company reported revenues of $12.8 million and a net loss of $5.7 million or $1.94 per share, compared to revenues of $16.8 million and a net loss of $1.3 million or $0.45 per share for the 2002 calendar year. 2003 service and maintenance revenues increased 6% from the previous year.
    "2003 was a difficult year for the market as well as Astea," said Zack Bergreen, CEO of Astea International. "We weathered the storm by focusing on key global customer implementations of our web-based offering, and made significant strides in delivering even deeper lifecycle management functionality. But the most exciting and encouraging sign of an economic turnaround is the recent first quarter 2004 signings of significant new customers, including the leading HVAC manufacturer and a major IT Services company. These deals for enterprise-wide solutions underscore Astea's domain expertise in the service management space and emphasize our leadership in providing the most complete service lifecycle management solution in the market."
    In the first quarter of 2004, the Company expects to exceed the license revenues for all of 2003, and sees this success as a direct result of improved sales execution, a stronger pipeline, and an improved economic environment. "We are extremely encouraged by our early 2004 achievements," continued Bergreen. "Combined with ongoing efforts to expand our service management suite with even more functionality, we expect current customers and new companies to engage with Astea."

    A Year In Review:  2003 Highlights
    -- Closed new license deals including Gambro (US), Ascent Media (US),
       Dumac Business Systems (US); Axis Computers/Sapura (APAC), MOBA
       (EMEA), Thales (EMEA), and Atlet Ltd (EMEA); through the Astea reseller program in Japan including NSAT, Fuji Photo, Kodak, and Ebarra.
    -- Completed integration of Business Objects, a reporting tool, to deliver over 200 standard service management reports.
    -- Cited by customers Enovation Graphic Systems (A Fujifilm Company),
       TecServ (a Castle Rock Industries Company), Lowry Computers and Data#3 that Astea Alliance made positive impact on their service businesses in respect to increasing service revenues, decreasing operating costs and accelerating business process integration from M&A activities.

    -- Successfully implemented the web-based version of Astea Alliance for global customers such as QualxServ and The Building Maintenance Company Limited. Other key customer go-lives included Unicom, CitiBank, Optos, BancSource, and Enovation.
    -- Successfully rolled out Astea Mobile solutions at Haemonetics,
       Diagnostica Stago, Toshiba, Securicor, Advanced Sterilization Products and Phoenix IT.
    -- Appointed a new global management team responsible for sales and business development, including Ken Roy, vice president of Sales in the US; Mark Kent, managing director for the UK; and Paul Buzby, managing director for Asia Pacific.
    -- Continued business development momentum with Telcordia, a SAIC company and one of the world's largest telecommunications providers, who is deploying its Force System with Astea Alliance Pocket PC to supplement its workforce management capabilities with service management processes.
    -- Reinvigorated the user group by launching the Astea Customer Exchange
       (ACE) conference and new customer website.
    -- Completed Microsoft Pocket PC Certification.
    -- Identified by AMR Research as a leader and "taking top seat" among best-of-breed field service management solution providers. AMR Research cites Astea's Alliance Suite to be the most complete in supporting CRM needs. (Source: Marc McCluskey, AMR Research Alert, July 2003).

    Astea will host an earnings conference call that will be broadcast live over the Internet on Wednesday, March 31, 2004 at 11:00 AM EST to discuss the Company's fourth quarter and year-end financial results, and the current outlook. Investors can access the call from the Company's Web site at http://www.astea.com/ab_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

    About Astea International
    Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, analytics and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.

    Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

    This press release contains forward-looking statements (including expectations of future results) that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.

SOURCE  Astea International Inc.
    -0-                             03/30/2004
    /CONTACT: Astea International Inc. Investor Relations: Rick Etskovitz, Chief Financial Officer, +1-215-682-2500, ricke@astea.com/
    /Web site:  http://www.astea.com
                http://www.astea.com/ab_investors.asp /
    (ATEA)

CO:  Astea International Inc.
ST:  Pennsylvania
IN:  CPR STW ITE OTC
SU:  ERN MAV CCA